Exhibit 10.1

CREDIT AGREEMENT

Dated as of June 27, 2013

Among

SAIC GEMINI, INC.

as Borrower

SAIC, INC.

as Parent

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

CITIBANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

U.S. BANK NATIONAL ASSOCIATION,

SUNTRUST ROBINSON HUMPHREY, INC.,

PNC CAPITAL MARKETS LLC AND

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

U.S. BANK NATIONAL ASSOCIATION,

SUNTRUST BANK,

PNC BANK, NATIONAL ASSOCIATION AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

2

3

4

Schedules

Schedule I - Commitments

Schedule 4.01(m) - Subsidiaries

Schedule 5.03(a) - Existing Liens

Schedule 5.03(g) - Existing Subsidiary Indebtedness

Exhibits

Exhibit A-1	-	Form of Revolving Credit Note

Exhibit A-2	-	Form of Term Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Opinion of Counsel for the Borrower

Exhibit E	-	Form of Tax Compliance Certificates

5

CREDIT AGREEMENT

Dated as of June 27, 2013

SAIC GEMINI, INC., a Delaware corporation (the “Borrower”), SAIC, INC., a Delaware corporation (the “Parent”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto, and CITIBANK, N.A. (“Citibank”), as agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Active Arrangers” means Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Credit Advance or a Term Advance, as the context may require.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Committed Currency, the account of the Agent designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Lenders for such purpose.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, as of any date, a percentage per annum determined by reference to the Leverage Ratio at the end of the most recent fiscal quarter of the Borrower as set forth below:

Leverage Ratio	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances
Level 1 < 1.50:1.00	1.50%	0.500%
Level 2 < 2.00:1.00 but ≥ 1.50:1.00	1.750%	0.750%
Level 3 < 2.50:1.00 but ≥ 2.00:1.00	2.250%	1.250%
Level 4 ≥ 2.50:1.00	2.750%	1.750%

The Leverage Ratio shall be determined on the basis of the most recent certificate of the Borrower to be delivered pursuant to Section 5.01(i) for the most recently ended fiscal quarter or fiscal year and any change in the Leverage Ratio shall be effective one Business Day after the date on which the Agent receives such certificate; provided, that for so long as the Borrower has not delivered such certificate when due pursuant to Section 5.01(i), the Leverage Ratio shall be deemed to be at Level 4 until the respective certificate is delivered to the Agent; provided, further, that until the first delivery of a certificate of the Borrower in accordance with Section 5.01(i), the Applicable Margin shall be set in accordance with Level 2.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Leverage Ratio at the end of the most recent fiscal quarter of the Borrower as set forth below:

Leverage Ratio	Applicable Percentage
Level 1 < 1.50:1.00	0.250%
Level 2 < 2.00:1.00 but ≥ 1.50:1.00	0.300%
Level 3 < 2.50:1.00 but ≥ 2.00:1.00	0.350%
Level 4 ≥ 2.50:1.00	0.500%

The Leverage Ratio shall be determined on the basis of the most recent certificate of the Borrower to be delivered pursuant to Section 5.01(i) for the most recently ended fiscal quarter or fiscal year and any change in the Leverage Ratio shall be effective one Business Day after the date on which the Agent receives such certificate; provided that for so long as the Borrower has not delivered such certificate when due pursuant to Section 5.01(i), the Leverage Ratio shall be deemed to be at Level 4 until the respective certificate is delivered to the Agent; provided, further, that until the first delivery of a certificate of the Borrower in accordance with Section 5.01(i), the Applicable Percentage shall be set in accordance with Level 2.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Advance or a Revolving Credit Advance, respectively, at such time and (b) with respect to the Letter of Credit Facility, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued hereunder, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bank National Association, SunTrust Robinson Humphrey, Inc., PNC Bank, National Association and Wells Fargo Securities, LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Assuming Lender” has the meaning specified in Section 2.21(d).

“Assumption Agreement” has the meaning specified in Section 2.21(d)(ii).

“Available Amount” of a Letter of Credit at any time means the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)  1/2 of one percent per annum above the Federal Funds Rate; and

(c) the British Bankers Association Interest Settlement Rate (or the successor thereto if the British Bankers Association is no longer making such rates available) applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euro, which is also a TARGET Day).

“Capital Lease” has the meaning specified in the definition of Capital Lease Obligations.

“Capital Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Dividend” has the meaning set forth in Section 2.17.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Term Commitment, as the context may require.

“Commitment Date” has the meaning specified in Section 2.21(b).

“Commitment Increase” has the meaning specified in Section 2.21(a).

“Committed Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland and Euros.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Group” means (a) prior to the Separation Date, the Parent and its Subsidiaries and (b) following the Separation Date, the Borrower and its Subsidiaries.

“Contribution” means the transfer of the Subject Business to the Borrower and its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.18(c), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Borrower, failed to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.18(c)) upon notification of such determination by the Agent to the Borrower and the Lenders.

“Distribution” means the distribution on a pro rata basis to the equityholders of the Parent of all of the shares of equity interests of the Borrower, which shall only be common stock (with cash in lieu of any fractional shares).

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“EBITDA” means

(x) for any period ended prior to the Separation Date, for any Person, an amount equal to the net income of such Person and its Consolidated Subsidiaries for that period, plus (without duplication and to the extent incorporated in the calculation of net income) (a) Interest Expense of such Person and its Consolidated Subsidiaries for that period, plus (b) the aggregate amount of consolidated federal and state taxes on or measured by income of such Person and its Consolidated Subsidiaries for that period (whether or not payable during that period), plus (c) Consolidated depreciation, amortization and all other non-cash items (including non-cash compensation and impairment charges) of such Person and its Consolidated Subsidiaries for that period, plus (d) costs, fees and expenses in connection with acquisitions, equity issuances and debt issuances that are otherwise not capitalized in an amount not to exceed $7,500,000 in the aggregate, minus (e) any gains attributable to the sale of assets outside the Ordinary Course of Business, plus (f) any losses attributable to the sale of assets outside the Ordinary Course of Business, plus (g) an amount of up to $42,500,000 paid as dividends in respect of vesting shares, and plus (h) one-time costs and expenses related to the Separation Transaction and real estate optimization expenses not to exceed $160,000,000 in the aggregate, and minus (i) any items of income or loss in respect of (1) equity in the income or loss of unconsolidated affiliates or (2) minority interests in the income or loss of Consolidated Subsidiaries, in each case as determined in accordance with GAAP; it being understood that any items of loss or expense would be added to, and any items of gain or income would be deducted from net income for the purpose of determining EBITDA under this paragraph; and

(y) for any period ended on or after the Separation Date, for any Person an amount equal to the net income of such Person and its Consolidated Subsidiaries for that period plus without duplication and to the extent incorporated in the calculation of net income (a) Interest Expense of such Person and its Consolidated Subsidiaries for that period plus (b) the aggregate amount of consolidated federal and state taxes on or measured by income of such Person and its Consolidated Subsidiaries for that period whether or not payable during that period plus (c)

Consolidated depreciation amortization and all other noncash items including non-cash compensation and impairment charges of such Person and its Consolidated Subsidiaries for that period minus (d) any gains attributable to the sale of assets outside the ordinary course of business plus (e) any losses attributable to the sale of assets outside the ordinary course of business plus (f) one-time costs and expenses related to the Separation Transaction and real estate optimization expenses not to exceed $60,000,000 in the aggregate and minus (g) any items of income or loss in respect of equity in the income or loss of unconsolidated affiliates or minority interests in the income or loss of Consolidated Subsidiaries in each case as determined in accordance with GAAP it being understood that any items of loss or expense would be added to and any items of gain or income would be deducted from net income for the purpose of determining EBITDA; provided, however, that if there has occurred an acquisition or disposition during the relevant period, EBITDA shall be calculated at the option of the Borrower (x) on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such acquisition occurred on the first day of the applicable period or (y) on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such disposition occurred on the first day of the applicable period; provided, further that, for all periods prior to the consummation of the Separation Transaction, EBITDA of the Borrower shall be determined by reference to the audited historical condensed combined financial data of the Subject Business, as reported in the Form 10.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, any hazardous or toxic material.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent” (i) in Dollars of any Committed Currency on any date, means the rate quoted by the Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by such Person of Dollars with such Committed Currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made and (ii) in any Committed Currency of Dollars on any date, means the rate quoted by the Agent or an Issuing Bank, as applicable, as the spot rate for the purchase by such Person of such Committed Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, in each case, that the Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that such Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Committed Currency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBOR Rate” means, for any Interest Period for each Advance denominated in Euro comprising part of the same Borrowing, an interest rate per annum equal to (a) the Euro interbank offered rate administered by the Banking Federation and of the European Union (or any other Person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen at or about 11:00 A.M. (Central European time) two Business Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Agent, after consultation with the Lenders and the Borrower, shall reasonably select or (b) if no quotation for the Euro for the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the rate per annum at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Advance being made, Continued or Converted and with a term equivalent to such Interest Period would be offered by the Agent’s London branch (or other branch or Affiliate) to leading banks in the European interbank market at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurocurrency Rate Advance” means (a) a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii) or (b) a Term Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any Taxes imposed by FATCA.

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility or the Term Facility, as the context may require.

“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or official interpretations thereof, (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (iv) any intergovernmental agreement, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Form 10” means the Form 10 filed by the Borrower with the SEC on March 7, 2013 and Amendment No. 1 thereto filed with the SEC on May 1, 2013, as further amended, supplemented or otherwise modified from time to time.

“Fronting Exposure” means, with respect to any Issuing Bank at any time there is a Defaulting Lender, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means (a) for any period ending prior to the Separation Date, for the Parent and its Subsidiaries on a Consolidated basis in accordance with GAAP, an amount equal to all Indebtedness of the Parent and its Consolidated Subsidiaries as of the last day of such period, provided that (i) obligations of the type described in clause (e) of the definition of “Indebtedness” shall be excluded to the extent that such obligations do not exceed $50,000,000 and (ii) Indebtedness incurred by the Loan Parties or any of their Subsidiaries in connection with the

Separation Transaction shall be excluded until the earliest of (x) consummation of the Separation Transaction, (y) the date that is six months after the date that the Parent makes a public announcement that the Separation Transaction will not be consummated or (z) January 31, 2015 and (b) for any period ending on or after the Separation Date, for the Borrower and its subsidiaries on Consolidated basis in accordance with GAAP an amount equal to all Indebtedness of the Borrower and its Consolidated Subsidiaries as of the last day of such period.

“Funding Date” means the date on which the funding under the Term Facility is made.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified in Section 7.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Increase Date” has the meaning specified in Section 2.21(a).

“Increasing Lender” has the meaning specified in Section 2.21(b).

“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person, (e) all obligations of such Person to pay the deferred and unpaid purchase price of any Property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under Permitted Accounts Receivable Financings, (g) all obligations attributable to Synthetic Leases related to tangible Property, (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; but only, for each of clause (a) through (h), if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such Person prepared in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet). Notwithstanding the foregoing, in no event shall the term “Indebtedness” be deemed to include letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the Ordinary Course of Business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning specified in Section 8.08.

“Information Memorandum” means the information memorandum dated May 31, 2013 used by the Agent in connection with the syndication of the Commitments.

“Interest Coverage Ratio” means, for the four consecutive fiscal quarters immediately preceding determination, the ratio of (a) EBITDA to (b) Interest Expense.

“Interest Expense” means, for any period, for any Person, the sum, without duplication, of total Consolidated interest expense (including that portion attributable to Capital Leases in conformity with GAAP) of such Person and its Consolidated Subsidiaries.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, or subject to clause (c) of this definition, twelve months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) with respect to the Revolving Facility, the Borrower may not select any Interest Period that ends after the Termination Date and with respect to the Term Facility, the Borrower may not select any Interest Period that ends after the Term Loan Maturity Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit. “Issue” has a corresponding meaning.

“Issuing Bank” means an Initial Issuing Bank or any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Lenders. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means each Initial Lender, each Issuing Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.21 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower and its specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, or if such Person became an Issuing Bank after the date hereof, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $15,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter Ruling” means a private letter ruling from the Internal Revenue Service to the Parent, stating that, subject to customary assumptions and limitations, the Separation Transaction will qualify as tax-free under Section 355 of the Code, except for cash received in lieu of fractional shares of the Parent’s common shares.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) the amount equal to the Consolidated Funded Debt on such date, to (b) EBITDA for the most recently completed four consecutive fiscal quarters of the Consolidated Group ending on or prior to such date, in each case on a Consolidated basis for the Consolidated Group as of such date.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, each Note, if any, and each L/C Related Document.

“Loan Party” means (a) prior to the Separation Date, the Parent and the Borrower and (b) on the Separation Date and thereafter, the Borrower.

“Material Adverse Change” means any material adverse change in the business, assets, operations and condition, financial or otherwise of the Consolidated Group taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and condition, financial or otherwise of the Consolidated Group taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Loan Party to perform its obligations under this Agreement or any Note.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 110% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their sole discretion.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Worth” means for any date of determination, the stockholders’ equity of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP as reflected on the most recent consolidated balance sheet available to the Borrower and its Subsidiaries on a Consolidated basis prepared in accordance with GAAP.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.22(b).

“Note” means a Revolving Credit Note or Term Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Advance).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17(b)).

“Parent Credit Agreement” means the Amended and Restated Four Year Credit Agreement dated as of March 11, 2011 among the Parent, as borrower, Science Applications International Corporation, as guarantor, the lenders parties thereto and Citibank, N.A., as administrative agent, as such agreement has been amended prior to the date hereof.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Office” means, for any Committed Currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Borrower and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(a) Liens for taxes, assessments and governmental charges or levies to the extent that any such tax, assessment, government charge or levy is not overdue for a period of more than 30 days or is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate proceedings diligently conducted and as to which appropriate reserves are being maintained;

(c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(d) Liens securing the performance of statutory obligations or bids, surety, appeal or customs bonds, standby letters of credit, performance or return-of-money bonds or other obligations of a like nature incurred in the Ordinary Course of Business of a Loan Party or any of their Subsidiaries;

(e) easements, rights of way and other encumbrances on title to real property that do not, in the aggregate, materially interfere with the ordinary course of the business of the Consolidated Group, taken as a whole; and

(f) Liens securing reimbursement obligations with respect to trade letters of credit entered into in the Ordinary Course of Business that encumber documents and other assets relating to such letters of credit and the products and proceeds thereof.

“Person” means any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Post-Petition Interest” has the meaning specified in Section 7.05.

“Ratable Share” of any amount means (a) with respect to any Term Lender at any time, the percentage of the Term Facility represented by (i) on or prior to the Funding Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Advances at such time and (b) with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Advances and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 6.01, or if the Revolving Credit Commitments have expired, then the Ratable Share of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Ratable Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Banks” means Citibank, Bank of America, N.A., SunTrust Bank and U.S. Bank National Association.

“Register” has the meaning specified in Section 9.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the sum of the (a) aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate principal amount of the Term Facility and (c) the aggregate unused amount of the Commitments; provided, that the Total Revolving Credit Outstandings of, the Advances owed to or Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate Unused Revolving Credit Commitments; provided, that the Unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided, that the portion of the Term Facility held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Term Lenders.

“Revolving Credit Advance” means an advance by a Revolving Credit Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Availability Date” means the date on which each of the conditions set forth in Section 3.03 has been satisfied (or waived in accordance with Section 9.01).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Revolving Credit Lenders.

“Revolving Credit Borrowing Minimum” means, in respect of Revolving Credit Advances denominated in Dollars, $5,000,000, in respect of Revolving Credit Advances denominated in Sterling, £5,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €5,000,000.

“Revolving Credit Borrowing Multiple” means, in respect of Revolving Credit Advances denominated in Dollars, $1,000,000 in respect of Revolving Credit Advances denominated in Sterling, £1,000,000 and, in respect of Revolving Credit Advances denominated in Euros, €1,000,000.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Revolving Credit Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement, as such Lender’s “Revolving Credit Commitment” or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21. The initial aggregate amount of the Lenders’ Revolving Credit Commitments is $200,000,000.

“Revolving Credit Facility” means, at any time, (a) on or prior to the Termination Date, the aggregate amount of the Revolving Credit Commitments at such time and (b) thereafter, the sum of the aggregate principal amount of the Revolving Credit Advances outstanding at such time plus the Available Amount of all Letters of Credit outstanding at such time.

“Revolving Credit Facility Maturity Date” means the Termination Date; provided that if the Parent makes a public announcement that the Separation Transaction will not be consummated or the Separation Date has not occurred on or prior to May 15, 2014, the Revolving Credit Facility Maturity Date shall be the earlier of (i) the date that the Parent makes a public announcement that the Separation Transaction will not be consummated and (ii) May 15, 2014.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender to the Borrower.

“SEC” means the Securities and Exchange Commission.

“Separation Date” means the date on which the Separation Transaction is consummated.

“Separation Transaction” means each of the Contribution, the Distribution and each of the other transactions ancillary to the foregoing as set forth in the material agreements (along with schedules and exhibits relating thereto), as amended from time to time, entered into in connection with the Contribution and the Distribution, in each case in accordance with, in all material respects, the Form 10.

“Separation Tax Opinion” means the tax opinion of counsel to the Parent subject to customary assumptions and limitations confirming the tax-free status of the Separation Transaction for U.S. federal income tax.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Business” means the assets, liabilities and equity interests of the technical, engineering and enterprise information technology services business of the Parent and Science Applications International Corporation.

“Subordinated Obligations” has the meaning specified in Section 7.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“TARGET Day” means any day on which TARGET2 is open for business.

“TARGET2” means the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Advance” means an advance by a Term Lender to the Borrower under the Term Facility and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Term Advance).

“Term Borrowing” means, initially, the Term Advances made by the Term Lenders to the Borrower pursuant to Section 2.01. After the initial funding, “Term Borrowing” means a portion of the Term Advances (as to which each Term Lender has a ratable part) that (a) bears interest by reference to the Base Rate or (b) bears interest by reference to the Eurocurrency Rate and has a single Interest Period.

“Term Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment” or (b) if such Lender becomes a Term Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement as such Lender’s “Term Commitment” or (c) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c) as such Lender’s “Term Commitment”, as such amount may be reduced pursuant to Section 2.05. The initial aggregate amount of the Term Commitments is $500,000,000.

“Term Facility” means, at any time (a) on or prior to the Funding Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Advances outstanding at such time.

“Term Lender” means (a) at any time prior to the Funding Date, any Lender that has a Term Commitment at such time and (b) thereafter, any Lender that has an outstanding Term Advance at such time.

“Term Loan Maturity Date” means the fifth anniversary of the Funding Date; provided that if the Parent makes a public announcement that the Separation Transaction will not be consummated or the Separation Date has not occurred on or prior to January 31, 2015, the Term Loan Maturity Date shall be the earlier of (i) the date that is six months after the date that the Parent makes a public announcement that the Separation Transaction will not be consummated and (ii) January 31, 2015.

“Term Note” means a promissory note of the Borrower payable to any Term Lender and its registered assigns, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Term Advances made by such Lender to the Borrower.

“Termination Date” means the earlier of (a) fifth anniversary of the Funding Date, subject to the extension thereof pursuant to Section 2.22 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.22 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Advances and Letters of Credit.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of the Borrower or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f).

“Withholding Agents” means the Borrower and the Agent.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements referred to in Section 4.01(e) (“Initial GAAP”), that is material in respect of the calculation of compliance with the covenants set forth in Section 5.05, the Borrower shall give prompt notice of such change to the Agent and the Lenders, (b) if the Borrower notifies the Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any changes in GAAP after the date hereof, any lease of any Loan Party or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the date hereof, whether such lease is entered into before of after the Loan Party date hereof, shall not constitute Indebtedness or a Capital lease under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.05. Incorporation by Reference. Certain provisions of the Parent Credit Agreement (including all defined terms used therein and exhibits and schedules to the Parent Credit Agreement referred to therein) are specifically incorporated in the Agreement by reference, and shall have the same force and effect as if the same were set out in this Agreement in full. Except as otherwise provided herein, all references in such incorporated provisions to the “Administrative Agent”, a “Lender”, the “Lenders” or the “Requisite Lenders” or words of similar import or to “this Agreement”, “hereof”, “hereto” or “hereunder” or words of similar import or to any “Loan Document”, “thereof”, “thereto” or “thereunder” or words of similar import shall, without further reference, mean and refer to the Agent, a Lender, the Lenders and the Required Lenders under this Agreement and to this Agreement, respectively; and all references in such incorporated provisions to a “Loan” or the “Loans” or words of similar import shall, without further reference, mean and refer to an Advance or the Advances, as appropriate, hereunder. Similarly, to the extent any word or phrase is defined in this Agreement, any such word or phrase appearing in provisions so incorporated by reference from the Parent Credit Agreement shall have the meaning given to it in this Agreement. The incorporation by reference into this Agreement of the terms and conditions of the Parent Credit Agreement is for convenience only, and this Agreement and the Parent Credit Agreement shall at all times be, and be deemed to be and treated as, separate and distinct loan obligations. The incorporation by reference into this Agreement of the terms and conditions of the Parent Credit Agreement shall not be affected or impaired by any subsequent expiration or termination of the Parent Credit Agreement.

SECTION 1.06. Certain Additional Committed Currencies. (a) The Borrower may from time to time request that Eurocurrency Rate Advances be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Committed Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Advances, such request shall be subject to the approval of the Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing or Issuance of a Letter of Credit (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Advances, the Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the applicable Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Advances) or the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Advances or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or Issuing Bank, as the case may be, to permit Eurocurrency Rate Advances to be made or Letters of Credit to be issued in such requested currency. If the Agent and all the Lenders consent to making Eurocurrency Rate Advances in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Committed Currency hereunder for purposes of any Eurocurrency Rate Borrowings; and if the Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Committed Currency hereunder for purposes of any Letter of Credit issuances buy such Issuing Bank. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Agent shall promptly so notify the Borrower.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) The Term Advances. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on any single Business Day on or after the Effective Date and not later than May 15, 2014 in Dollars in an amount not to exceed such Lender’s Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Revolving Credit Availability Date until the Termination Date applicable to such Lender in an amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Borrowing) not to exceed such Lender’s Unused Revolving Credit Commitment. Each Revolving Credit Borrowing shall be in an amount not less than the Revolving Credit Borrowing Minimum or the Revolving Credit Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrower may borrow under this Section 2.01(b), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(b).

(c) Letters of Credit. (i) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars or any Committed Currency for the account of the Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Revolving Credit Availability Date until 30 days before the Termination Date in an aggregate Available Amount (based in respect of any Letters of Credit to be denominated in a Committed Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Issuance) (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Extending Lender if, after giving effect to such issuance, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrower may from time to time request the issuance of Letters of Credit under this Section 2.01(b).

(ii) No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) later than the earlier of 10 Business Days before the Termination Date and one year after the date of Issuance thereof (or such longer period agreed to by the applicable Issuing Bank in its sole discretion), but may by its terms be renewable annually automatically or upon written notice (a “Notice of Renewal”) given to the applicable Issuing Bank and the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three

Business Days prior to the date of the expiration of such standby Letter of Credit (or such shorter period as the Issuing Bank shall agree); provided, that the terms of each standby Letter of Credit that is automatically renewable annually (“Auto-Extension Letter of Credit”) shall permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than 10 Business Days before the Termination Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.04 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier in substantially the form of Exhibit B hereto, specifying therein the requested (i) date and Facility of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and, if a Revolving Credit Borrowing, currency for each such Advance. Each Appropriate Lender shall (1) before 11:00 A.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (2) before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency and (3) before 1:00 P.M. (New York City time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurocurrency Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than the Revolving Credit Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than six separate Term Borrowings and ten separate Revolving Credit Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(f) The obligations of the Lenders hereunder to make Advances and to make payment pursuant to Section 9.04(c) are several and not joint. The failure of any Appropriate Lender to make any Advance or to make any payment under Section 9.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date and no Lender shall be responsible for the failure of any other Lender to make its Advance or to make its payment under Section 9.04(c).

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by the Borrower of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be accompanied by a letter of credit application, appropriately completed and signed by an authorized officer (or designee thereof) of the Borrower and may be sent by telecopier, by United States mail, by overnight courier, by electronic transmission using the system provided by such Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such form of an application and agreement for issuance or amendment of a letter of credit as is used from time to time by such Issuing Bank (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank shall, unless such Issuing Bank has received written notice from any Lender or the Agent, at least one Business Day prior to the requested date of Issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.04 shall not then be satisfied, then, subject to the terms and conditions hereof, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as such Issuing Bank or the Agent may reasonably require. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(ii) The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(b) Participations. By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. The Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Borrower on the date made, or of any reimbursement payment required to be refunded to the Borrower for any reason, which amount will be advanced, and deemed to be an Advance to the Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.04. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase in accordance with Section 2.21, an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. (i) The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Borrower and the Agent. The Borrower shall reimburse such Issuing Bank (which, in the case of any standby Letter of Credit, shall be through the Agent) in such Committed Currency, unless (A) such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse such Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Committed Currency, the applicable Issuing Bank shall notify the Borrower of the Equivalent of the amount of the drawing promptly following the determination thereof, on (A) the date the Borrower receives such notice of payment by the applicable Issuing Bank; provided that such notice is given not later than 11:00 A.M. (New York City time) on such day, or (B) the first Business Day next succeeding such day if notice of such payment is given after such time. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Agent shall promptly notify each Lender the amount of the unreimbursed drawing, and the amount of such Lender’s Ratable Share thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 1:00 P.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Advance available to the applicable Issuing Bank, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the higher of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation. A certificate of an Issuing Bank submitted to any Lender (through the Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(ii) If any payment received by the Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any debtor relief law or otherwise, each Lender shall pay to the Agent for the account of such Issuing Bank its Ratable Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to (x) with respect to any amount denominated in Dollars, the greater of (1) the Federal Funds Rate and (2) an overnight rate determined by the Agent or such Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (y) with respect to any amount denominated in a Committed Currency, the rate of interest per annum at which overnight deposits in the applicable Committed Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Agent or such Issuing Bank in the applicable offshore interbank market for such currency to major banks in such interbank market. The obligations of the Lenders under this clause shall survive the payment in full of the obligations and the termination of this Agreement.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Borrower), on the first Business Day of each week a written report summarizing Issuance and expiration dates of trade Letters of Credit issued by such Issuing Bank during the preceding week and drawings during such week under all trade Letters of Credit issued by such Issuing Bank, (ii) to the Agent (with a copy to the Borrower), on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (iii) to the Agent (with a copy to the Borrower), on the first Business Day of each calendar quarter a written report setting forth (A) the average daily aggregate Available Amount and (B) the amount available to be drawn, in each case, during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank. The Agent shall give to each Revolving Credit Lender prompt notice of each report delivered to it pursuant to this Section.

(e) Failure to Make Advances. The failure of any Revolving Credit Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each trade Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and no Issuing Bank’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.04. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment and unused Term Commitment, as applicable, from the earlier of (x) the Funding Date and (y) the date that is 30 days after the Effective Date and until the Termination Date applicable to such Lender, at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 30, 2013, and on the Termination Date applicable to such Lender.

(b) Letter of Credit Fees. (i) The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended September 30, 2013, and on the Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if the Borrower is required to pay default interest pursuant to Section 2.07(b).

(ii) The Borrower shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

SECTION 2.05. Termination or Reduction of the Commitments. Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Term Commitments, Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated, a commitment may not be reinstated.

SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Revolving Credit Advances. The Borrower shall repay to the Agent for the ratable account of the Revolving Credit Lenders on the Revolving Credit Facility Maturity Date the aggregate principal amount of the Revolving Credit Advances made to it and then outstanding.

(b) Letter of Credit Drawings. The obligations of the Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the applicable Issuing Bank or any Revolving Credit Lender of any draft or the reimbursement by the Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower in respect of the L/C Related Documents;

(viii) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrower or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrower;

(ix) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(x) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

(c) Term Advances. The Borrower shall repay to the Agent for the ratable benefit of the Term Lenders the aggregate principal amount of the Term Advances outstanding on the following dates in an amount equal to the percentage of the aggregate principal amount of the Term Advances made on the Funding Date set forth opposite such dates; provided, that all Term Advances then outstanding shall be payable in full on the Term Loan Maturity Date:

Date	Repayment Percentage
October 31, 2014	1.250%
January 31, 2015	1.250%
April 30, 2015	1.250%
July 31, 2015	1.250%
October 31, 2015	1.875%
January 31, 2016	1.875%
April 30, 2016	1.875%
July 31, 2016	1.875%
October 31, 2016, and each fiscal quarter thereafter	2.500%

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

(c) Incorrect Leverage Ratio Calculation. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Bankruptcy Law, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 2.07(b) or under Article VI. The Borrower’s obligations under this paragraph shall survive one year after the termination of the Commitments and the repayment of all other obligations hereunder.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Revolving Credit Lenders or the Required Term Lenders, as applicable, notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (A) the Borrower of such Eurocurrency Rate Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify the Borrower and the Appropriate Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Revolving Credit Borrowing Minimum, such Advances shall automatically (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) (i) each Eurocurrency Rate Advance will, upon request of the Required Lenders to the Agent, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall, if so requested by the Required Lenders, be suspended.

(f) If Reuters LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances after the Agent has requested such information,

(i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be prepaid by the Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Advances. The Borrower of any Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances denominated in Dollars of one Type comprising the same Borrowing into Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c) and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Advances. (a) Optional. The Borrower may, upon notice at least three Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Advances shall be in an aggregate principal amount of not less than the Revolving Credit Borrowing Minimum or a Revolving Credit Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory. (i) If, on any date, the Agent notifies the Borrower that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Committed Currencies then outstanding exceeds 103% of the aggregate Commitments of the Lenders on such date, the Borrower shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrower in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date; provided that if the Borrower has Cash Collateralized Letters of Credit in accordance with Section 2.20(a), the Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b)(i) to the Borrower and the Lenders, and shall provide prompt notice to the Borrower of any such notice of required prepayment received by it from any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Borrower and the Lenders.

SECTION 2.11. Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender under any Facility shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Committed Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Appropriate Lenders to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrower and the Appropriate Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) The Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. The Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Committed Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Committed Currency) on the day when due in such Committed Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.21 or an extension of the Termination Date pursuant to Section 2.22 and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or One Month LIBOR and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Committed Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies.

(f) To the extent that the Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into a Committed Currency or from Dollars to a Committed Currency or from a Committed Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that the Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and

provided further that the Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

SECTION 2.14. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed on such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the calculation of the amount being requested, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are imposed on the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by any Lender (other than such documentation set forth in Section 2.14(f) (ii)(A), (ii)(B) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form

W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if the Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Agent shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding, unless, in the Agent’s reasonable judgment, such completion, execution or submission would subject the Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Agent; and

(E) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Interpretation. For purposes of this Section 2.14, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Appropriate Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. The Borrower agrees that upon notice by any Lender to the

Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to the applicable Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement; and provided further that in the event of any conflict between the Register and the Lender’s account or accounts, the Register shall govern.

SECTION 2.17. Use of Proceeds. The proceeds of the Term Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to pay a dividend of $295,000,000 (the “Closing Dividend”) and for general corporate purposes of the Borrower and its Subsidiaries, including payment of fees and expenses in connection with the Facilities. The proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including payment of fees and expenses in connection with the Facilities.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders .

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.14) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(f)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or any Issuing Bank (with a copy to the Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.20(a) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.20 in respect of Letters of

Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.20 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.20. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related

Letters of Credit were issued at a time when the conditions set forth in Section 3.04 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or L/C Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) Each Defaulting Lender shall be entitled to receive a facility fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Advances funded by it, and (2) its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(B) Each Defaulting Lender shall be entitled to receive letter of credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(C) With respect to any facility fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.04 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19.

(b) Defaulting Lender Cure. If the Borrower, the Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Appropriate Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.21. Increase in the Aggregate Commitments. (a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the latest Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitment be increased by an integral multiple of $25,000,000 (each a “Commitment Increase”) to be effective as of a date that is prior to the latest scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $300,000,000.

(b) The Agent shall promptly notify the Revolving Credit Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Revolving Credit Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Revolving Credit Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment. If the Revolving Credit Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

(c) Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Revolving Credit Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Revolving Credit Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount exceeding $5,000,000.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.21(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Revolving Credit Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Revolving Credit Lender pursuant to the last sentence of Section 2.21(b)) as of such Increase Date; provided, however, that (i) the Agent shall have received on or before such Increase Date the following, each dated such date:

(A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(B) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(C) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Borrower and the Agent; and

(ii) on the date of request for a Commitment Increase and on the applicable Increase Date the following statements shall be true (and the giving of the request for Commitment Increase shall constitute a representation and warranty by the Borrower that on the date of such request and on such Increase Date such statements are true):

(A) no Default shall have occurred and be continuing on such date and after giving effect to such Commitment Increase; and

(B) the representations and warranties contained in Section 4.01 are true and correct in on and as of such date of, before and after giving effect to, such Commitment Increase and to the application of the proceeds therefrom, as though made on and as of such date, except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date of, before and after giving effect to, such Commitment Increase, and to the application of the proceeds therefrom.

On each Increase Date, upon fulfillment of the conditions set forth in this Section 2.21(d), the Agent shall notify the Revolving Credit Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or email, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par that portion of outstanding Revolving Credit Advances of the other Revolving Credit Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances to be funded and held on a pro rata basis by the Revolving Credit Lenders in accordance with their Ratable Shares. On the Increase Date, all participations in Letters of Credit then outstanding shall automatically be reallocated among the Revolving Credit Lenders in accordance with their respective Ratable Shares after giving effect to such increase.

SECTION 2.22. Extension of Termination Date.

(a) Request for Extension. The Borrower may, by notice to the Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 45 days prior to the first and/or second anniversary of the Effective Date (each, an “Extension Date”), request that each Revolving Credit Lender extend such Revolving Credit Lender’s Termination Date for an additional one year from the Termination Date then in effect with respect to such Revolving Credit Lender.

(b) Lender Elections to Extend. Each Revolving Credit Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not earlier than 30 days prior to the applicable Extension Date and not later than the date (the “Notice Date”) that is 20 days prior to such Extension Date, advise the Agent whether or not such Revolving Credit Lender agrees to such extension (and each Revolving Credit Lender that determines not to so extend its Termination Date (a “Non Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Credit Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non Extending Lender). The election of any Revolving Credit Lender to agree to such extension shall not obligate any other Revolving Credit Lender to so agree.

(c) Notification by Agent. The Agent shall notify the Borrower of each Revolving Credit Lender’s determination under this Section no later than 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the applicable Extension Date to replace each Non Extending Lender with, and add as “Revolving Credit Lenders” under this Agreement in place thereof, one or more Eligible Assignees (as an Assuming Lender) with the approval of the Agent and each Issuing Bank (which approval shall not be unreasonably withheld), each of which Assuming Lenders shall have entered into an Assumption Agreement pursuant to which such Assuming Lender shall, effective as of the applicable Extension Date, undertake a Revolving Credit Commitment (and, if any such Assuming Lender is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Revolving Credit Lenders that have agreed so to extend their Termination Date and the additional Commitments of the Assuming Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Termination Date of each Extending Lender and of each Assuming Lender shall be extended to the date falling one year after the Termination Date in effect for such Lenders (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Assuming Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section 2.22 shall not be effective with respect to any Lender unless on the Notice Date and on the Extension Date:

(i) no Default shall have occurred and be continuing on such date and after giving effect to such extension; and

(ii) the representations and warranties contained in Section 4.01 are true and correct on and as of such date of such extension and after giving effect to such extension, as though made on and as of such date, except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date on and after giving effect to, such extension.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since January 31, 2013.

(b) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(c) The Borrower shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(d) The Borrower shall have paid all accrued fees and expenses of the Agent, the Arrangers and the Lenders (including the accrued fees and expenses of counsel to the Agent).

(e) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(f) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement and the Notes to be delivered by it, the by-laws of such Loan Party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes to which it may be a party.

(iii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign this Agreement and the Notes to be delivered by it and the other documents to be delivered hereunder.

(iv) The articles or certificate of incorporation of each Loan Party as in effect on the Effective Date, certified by the Secretary of State of Delaware as of a recent date and a good standing certificate for each Loan Party from the Secretary of State of Delaware as of a recent date.

(v) Unaudited pro forma financial statements (other than statements of cash flows) of the Borrower for the fiscal year ended January 31, 2013 and the most recent fiscal quarter for which Consolidated financial statements of the Parent and its Subsidiaries are publicly available, in each case after giving pro forma effect to the consummation of the Separation Transaction and the incurrence of Indebtedness in connection with the Separation Transaction.

(vi) Financial projections of the Borrower for the fiscal years ended in 2014, 2015, 2016, 2017 and 2018.

(vii) A favorable opinion of Davis Polk & Wardwell LLP, counsel for the Loan Parties, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

(viii) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

SECTION 3.02 Conditions Precedent to Funding of Term Loan Advances. The obligation of each Term Lender to make a Term Loan Advance on the Funding Date shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i) the representations and warranties contained in Section 4.01 are correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date on and after giving effect to, such Borrowing,

(ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

(iii) since the Effective Date, the Form 10 has not been supplemented, amended or modified in any manner that materially and adversely affects the interests of the Lenders without the prior consent of the Active Arrangers.

SECTION 3.03 Conditions Precedent to Revolving Credit Facility Availability Date. After the Effective Date and upon the satisfaction of the following conditions precedent (or waiver in accordance with Section 9.01), the Revolving Credit Facility Availability Date shall occur:

(a) The Parent shall have delivered a certificate to the Agent executed by a responsible officer of the Parent certifying that:

(i) all conditions to the Distribution and the Contribution have been satisfied or waived on or prior to the Revolving Credit Availability Date;

(ii) the Distribution and the Contribution have been consummated on or prior to the Revolving Credit Availability Date in a manner substantially consistent with the description thereof in the Form 10; provided that (A) any supplement, amendment or modification thereto after the Effective Date that materially and adversely affects the interests of the Lenders (other than any such amendment or modification requested by the SEC) shall be subject to the prior consent of the Active Arrangers and (B) any amendments or modifications to the financial statements filed in connection with the Form 10 following the Effective Date shall be consistent in all material respects with the quarterly financial performance estimates set forth on page 22 of the presentation provided to the Lenders in the “SAIC Gemini, Inc. Lender Call” materials dated May 31, 2013; and

(iii) all actions necessary to consummate the Distribution and the Contribution in such a manner have occurred or are expected to be taken on the Revolving Credit Availability Date.

(b) On the Revolving Credit Facility Availability Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Revolving Credit Facility Availability Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) on and as of such date, before and after giving effect to the Separation Transaction, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date on and after giving effect to, the Separation Transaction, and

(ii) no event has occurred and is continuing, or would result from the Separation Transaction, that constitutes a Default.

(c) The Borrower shall be in pro forma compliance with the covenants set forth in Section 5.05 after giving effect to the Separation Transaction, as of the most recently ended four fiscal quarter period for which financial statements were delivered in accordance with Section 5.01(i)(i) or (ii).

(d) The Consolidated Group shall have received (i) all governmental consents and approvals necessary in connection with the Distribution and the Contribution, including the declaration by the SEC of the effectiveness of the Form 10 (and no stop orders or other restrictions of any type shall be in existence relating to the Form 10), (ii) final approval of the Separation Transactions from the Board of Directors of the Parent and (iii) the Letter Ruling, which shall not be withdrawn.

(e) The Parent shall have received the Separation Tax Opinion and a copy of which shall have been provided to the Agent; and

(f) The Parent shall have received the favorable opinion of a nationally recognized valuation firm relating to the capital adequacy and Solvency of the Borrower following completion of the Separation Transaction (subject to customary assumptions and limitations).

SECTION 3.04 Conditions Precedent to Each Revolving Credit Borrowing and Issuance The obligation of each Revolving Credit Lender to make a Revolving Credit Advance (other than an Advance made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to Issue a Letter of Credit shall be subject to the conditions precedent that the Revolving Credit Facility Availability Date shall have occurred and on the date of such Borrowing or such Issuance (as the case may be) (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance and the acceptance by the Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or such Issuance such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (g)(i) thereof) are correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date on and after giving effect to, such Borrowing or such Issuance, and

(ii) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Such Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) The execution, delivery and performance by such Loan Party of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Loan Party’s charter or by-laws or (ii) law or any material contractual restriction binding on or affecting such Loan Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Loan Party of this Agreement or the Notes to be delivered by it , except for authorizations, approvals, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by such Loan Party. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(e) The audited Consolidated financial statements of financial condition of the Parent and its Subsidiaries, and the related consolidated statements of operations, shareholders’ equity and cash flows as of and for the fiscal year ended January 31, 2013: (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) are complete and accurate in all material respects and fairly present, in all material respects, the financial condition of the Parent and its Consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby. Since January 31, 2013, there has been no Material Adverse Change.

(f) The balance sheet of the Subject Business as at January 31, 2013, and the related statements of income and cash flows of such business for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, and the balance sheet of such business as at April 30, 2013, and the related statements of income and cash flows of such business for the three months then ended, duly certified by the chief financial officer of the Parent, copies of which have been furnished to each Lender, fairly present, in all material respects, the financial condition of the Subject Business as at such dates and the results of such business for the periods ended on such dates, all in accordance with GAAP (subject, in the case of the balance sheet as at April 30, 2013 and the related statements of income and cash flows, to the absence of footnotes and year-end audit adjustments).

(g) There is no pending or threatened action, suit, investigation, litigation or proceeding, including pursuant to any Environmental Law, affecting the Consolidated Group before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(h) Such Loan Party is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i) Such Loan Party is not an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) Such Loan Party has made available, through the reports and other filings made by such Loan Party under the Exchange Act or Securities Act or through the Agent, to the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject and all reports or other filings made by such Loan Party under the Exchange Act or Securities Act, and disclosed, through the reports and other filings made by such Loan Party under the Exchange Act or Securities Act or otherwise, all other matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the reports, financial statements, certificates or other information certified as being true and correct by or on behalf of such Loan Party to the Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole and in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(k) Such Loan Party is, individually and together with its Subsidiaries, Solvent.

(l) Such Loan Party and its Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.

(m) As of the Effective Date, such Loan Party has no Subsidiaries other than those specifically disclosed on Schedule 4.01(m).

(n) To the knowledge of the responsible officers of such Loan Party, the on-going operations of such Loan Party and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the responsible officers of such Loan Party, such Loan Party and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its ordinary course operations, all such Environmental Permits are in good standing, and such Loan Party and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits, except where the failure to obtain or maintain such Environmental Permits or such noncompliance would not be reasonably likely to have a Material Adverse Effect.

(o) (i) Such Loan Party and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Liens permitted by Section 5.03(a) and for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Such Loan Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Loan Party and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(p) (i) Neither such Loan Party nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee, nor, to such Loan Party’s knowledge, any agent or representative of such Loan Party or any of its Subsidiaries or Affiliates is (A) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or a Person sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC; or (B) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country the subject of comprehensive U.S. economic sanctions administered by OFAC (collectively, “OFAC Countries”).

(ii) No Advance, nor the proceeds from any Advance or Letter of Credit, has been or will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any Person located, organized or residing in any OFAC Country or who is an OFAC Listed Person or, to such Loan Party’s knowledge, any person owned by or controlled by, or acting for or on behalf of an OFAC Listed Person, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Lender, any Issuing Bank or the Agent of the sanctions administered or enforced by OFAC.

(iii) Neither such Loan Party nor any of its Subsidiaries or Affiliates, nor any director, officer, or employee, nor, to the Borrower’s knowledge, any agent or representative of such Loan Party or any of its Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage to the extent the same would be a violation of any law applicable to such Loan Party, such Subsidiary or such Affiliate; and such Loan Party and each of its Subsidiaries and Affiliates have conducted its businesses in compliance with anti-corruption laws applicable to the Borrower or such Subsidiary or Affiliate and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

SECTION 5.01. Affirmative Covenants of the Borrower. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except to the extent such non-compliance would not be reasonably expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.03(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that the Borrower may, if it chooses, be present at any such discussions; provided, further, that the foregoing shall be subject to compliance with applicable security regulations of any Governmental Authority and shall not require the Borrower or any Subsidiary of the Borrower to permit inspection of any properties or financial or operating records to an extent that would require the Borrower or any of its Subsidiaries to reveal any of its trade secrets, research data or proprietary information which its management in good faith believes to be irrelevant to this Agreement.

(f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(i) Reporting Requirements. Furnish to the Agent for further distribution to the Lenders:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of, prior to the Separation Date, the Parent (and to the extent publicly available, the Borrower) and thereafter, the Borrower, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of the Borrower as having been prepared in accordance with GAAP (subject to the absence of footnotes and year end audit adjustments) and certificates of the Chief Financial Officer, the Controller or the Treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.05;

(ii) as soon as available and in any event within 100 days after the end of each fiscal year of, prior to the Separation Date, the Parent (and to the extent publicly available, the Borrower) and thereafter, the Borrower, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants of recognized national standing and certificates of the Chief Financial Officer, the Controller or the Treasurer of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.05;

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Consolidated Group files with the SEC or any national securities exchange;

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(g); and

(vi) such other information respecting the Consolidated Group as any Lender through the Agent may from time to time reasonably request.

(j) Use of Proceeds. Use the proceeds in accordance with Section 2.17.

(k) Regulatory Approvals. Maintain, and cause each of its Subsidiaries to, maintain all material licenses, permits, authorizations and regulatory approvals necessary to own and operate facilities and to comply with all applicable laws and regulations, except for such non-maintenance or non-compliance as would not be reasonably expected to have a Material Adverse Effect.

SECTION 5.02. Affirmative Covenants of the Parent. Until the Separation Date, the Parent will comply with each of the covenants set forth in Article VI of the Parent Credit Agreement (other than Section 6.10 of the Parent Credit Agreement), each of which is hereby incorporated by this reference.

SECTION 5.03. Negative Covenants of the Borrower. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Borrower will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) (1) Liens on any of the assets of the Borrower, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than 3 months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations;

(2) (A) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of assets (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (B) Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the Borrower of any Person then owning such assets whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach; provided that, with respect to clause (A), the Liens shall be given within 3 months after such acquisition and shall attach solely to the Property acquired or purchased and any improvements then or thereafter placed thereon, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in these clauses (ii)(1) and (ii)(2) shall not exceed $25,000,000 at any time outstanding,

(iii) the Liens existing on the Effective Date and described on Schedule 5.03(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(v) other Liens securing Indebtedness; provided that the sum of (1) the aggregate principal amount of the indebtedness then outstanding and secured by the Liens referred to in this clause (v), (2) the aggregate principal amount of the outstanding Indebtedness permitted under Section 5.03(g)(viii) below and (3) the aggregate fair value of Property sold pursuant to sale and lease-back transactions permitted by Section 5.03(f)(iv) below with respect to which the applicable lease remains in effect, shall not exceed the greater of (x) $35,000,000 and (y) 7.5% of Net Worth at any time,

(vi) Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business, in each case securing obligations under Hedge Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities; provided further that the aggregate principal amount of the obligations secured by the Liens referred to in this clause (vi) shall not exceed $2,500,000 at any time outstanding; and

(vii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

(b) Mergers, Etc. (i) Merge or consolidate with or into any other Person in a transaction in which the Borrower is not the surviving corporation or (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries, taken as a whole, from the Subject Business as carried out by the Parent and its Subsidiaries on the Effective Date; it being understood that this Section 5.03(d)(ii) shall not prohibit (i) the Separation Transaction or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to the Subject Business as carried out by the Parent and its Subsidiaries on the Effective Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(e) Hedging Agreements. Enter into, or permit any of its Subsidiaries to enter into, any Hedging Agreement, other than Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries, is exposed in the conduct of its business or management of its assets or liabilities.

(f) Limitation on Sale and Lease-Back Transactions. Enter into, or permit any Subsidiary of the Borrower to enter into, any sale and lease-back transaction for the sale and leasing back of any Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the Effective Date;

(ii) such transaction was for the sale and leasing back to the Borrower or any of its Subsidiaries of any property by one of the Borrower’s Subsidiaries;

(iii) such transaction was for the sale and leasing back to the Borrower or any of its Subsidiaries of any property by any domestic or foreign government agency in connection with pollution control, industrial revenue, private activity bonds or similar financing;

(iv) the aggregate fair value of Property sold pursuant to such transactions involving a lease for more than three years that is then outstanding shall not exceed, together with (1) the aggregate principal amount of indebtedness that is then outstanding and secured by the Liens referred to in Section 5.03(b)(v) above and (2) the aggregate principal amount of the outstanding Indebtedness permitted under Section 5.03(g)(iv) below, the greater of (x) $35,000,000 and (y) 7.5% of Net Worth;

(v) the Borrower or any of its Subsidiaries would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the attributable Liens with respect to such sale and lease-back transaction; or

(vi) the Borrower or any of its Subsidiaries applies an amount equal to the fair value of the Property sold to the purchase of Property or to the retirement of its long-term Indebtedness within 365 days of the effective date of any such sale and lease-back transaction.

(g) Subsidiary Indebtedness. Permit any of its Subsidiaries to create or suffer to exist, any Indebtedness other than:

(i) Indebtedness owing to the Borrower or any wholly-owned Subsidiary of the Borrower;

(ii) existing Indebtedness outstanding on the Effective Date, and listed on Schedule 5.03(g) (the “Existing Subsidiary Indebtedness”), and any Indebtedness extending the maturity of, or replacing, refunding, renewing or refinancing, in whole or in part, the Existing Subsidiary Indebtedness; provided, that the principal amount of such Existing Subsidiary Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, replacement, refunding, renewal or refinancing as a result of or in connection with such extension, replacement, refunding, renewal or refinancing;

(iii) Debt secured by Liens permitted by Section 5.03(a)(ii);

(iv) guarantees by any Subsidiary in respect of Indebtedness of any other Subsidiary otherwise permitted under this Section 5.03(g);

(v) any Indebtedness of (A) a Person that becomes a Subsidiary of the Borrower to the extent such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) a Subsidiary to the extent such Indebtedness is assumed in connection with an acquisition made by such Subsidiary and is not created in contemplation of such acquisition (such Indebtedness, described in subclauses (A) and (B), together being the “Assumed Indebtedness”) and any Indebtedness extending the maturity of, or replacing, refunding, renewing or refinancing, in whole or in part, any Indebtedness referred to in subclauses (A) and (B); provided, that the principal amount of such Assumed Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, replacement, refunding, renewal or refinancing as a result of or in connection with such extension, replacement, refunding, renewal or refinancing;

(vi) any guarantees for the Advances, L/C Obligations or any other obligations under or in connection with the Loan Documents or any other Indebtedness of the Borrower so long as any Subsidiary that guarantees such Indebtedness also guarantees the Advances, L/C obligations and other obligations under or in connection with the Loan Documents on a ratable basis;

(vii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(viii) other Indebtedness aggregating for all of the Borrower’s Subsidiaries, together with (1) Indebtedness secured by Liens permitted under Section 5.03(a)(v) and (2) the aggregate fair value of Property sold pursuant to sale and lease-back transactions permitted by Section 5.03(f)(iv) above with respect to which the applicable lease remains in effect, an amount not to exceed in an aggregate amount not to exceed the greater of (x) $35,000,000 and (y) 7.5% of Net Worth.

(h) Dividends; Capital Stock. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Borrower, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(i) the Borrower may pay the Closing Dividend;

(ii) the Borrower may declare and pay recurring dividends; provided that the aggregate amount of such dividends paid (1) in the fiscal year ending January 31, 2014 shall not exceed $30,000,000 and (2) in any following fiscal year shall not exceed $65,000,000; and

(iii) the Borrower may declare and pay special dividends and enter into share repurchases in an aggregate amount of $50,000,000 per annum, provided that no Default shall have occurred and be continuing or would result therefrom; and provided, further, however, that so long as (1) no Default shall have occurred and be continuing or would result therefrom and (2) the pro forma Consolidated Leverage Ratio is no greater than 2.0:1.0, Restricted Payments described in this clause (iii) shall be unlimited.

(i) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of the Borrower’s property or assets except (a) agreements in favor of the Agent and the Lenders or (b) prohibitions or conditions under (i) any Indebtedness existing on the Effective Date, (ii) any purchase money Indebtedness permitted by Section 5.03(a) or (g) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (iii) any Capital Lease permitted by Section 5.02(a) solely to the extent that such Capital Lease prohibits a Lien on the property subject thereto, or (iv) any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower).

SECTION 5.04. Negative Covenants of the Parent. Until the Separation Date, the Parent will not violate any of the covenants set forth in Article VII of the Parent Credit Agreement (other than Section 7.05 or 7.06 of the Parent Credit Agreement), each of which is hereby incorporated by this reference.

SECTION 5.05. Financial Covenants. So long as any Advance shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Loan Parties will:

(a) Leverage Ratio. Maintain, as at the end of each fiscal quarter, a Leverage Ratio of not greater than 3.25:1.00.

(b) Interest Coverage Ratio. Maintain, as at the end of each fiscal quarter, an Interest Coverage Ratio of at least 3.50:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Advance within one day after the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five days after the same becomes due and payable; or

(b) Any representation or warranty made by any Loan Party herein or by such Loan Party (or any of its officers) in connection with this Agreement hereunder shall prove to have been incorrect in any material respect when made; or

(c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Borrower only), 5.01(i), 5.03, 5.04, 5.05 or, prior to the Separation Date, Section 6.04(a) of the Parent Credit Agreement, as incorporated herein by reference, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender; or

(d) A member of the Consolidated Group shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $50,000,000 in the aggregate (but excluding Indebtedness outstanding hereunder) of a member of the Consolidated Group, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or, with respect to any secured Indebtedness, resulting from a disposition, condemnation, insured loss or similar event relating to the property securing such Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(e) A member of the Consolidated Group shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a member of the Consolidated Group seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or a member of the Consolidated Group shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against a member of the Consolidated Group and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A-” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d 3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of any Loan Party (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of such Loan Party (on a fully diluted basis); or (ii) during any period of up to 24 consecutive months, commencing (in the case of the Parent) before or after the date of this Agreement or, in the case of the Borrower, from the Separation Date, a majority of the members of the board of directors of such Loan Party cease for any reasons (other than due to death or disability) to constitute a majority of the directors then in office; or

(h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $50,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any other Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Credit Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding (but only to the extent such Available Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Credit Lenders and not more disadvantageous to the Borrower than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Borrower, which are expressly waived by the Borrower, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available

Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Borrower.

ARTICLE VII

GUARANTY

SECTION 7.01. Unconditional Guaranty. The Parent hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of the Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Parent’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agent or any Lender under or in respect of this Agreement and the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

SECTION 7.02. Guaranty Absolute. (a) The Parent guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Parent under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Parent to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or whether the Borrower is joined in any such action or actions. The liability of the Parent under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement, any Note or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of the Borrower under or in respect of this Agreement and the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or any Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of the Borrower under this Agreement and the Notes or any other assets of the Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to the Parent any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower now or hereafter known to the Agent or such Lender (the Parent waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of the Parent or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Parent hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b) The Parent hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Parent hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Parent or other rights of the Parent to proceed against the Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Parent hereunder.

(d) The Parent hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to the Parent any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

(e) The Parent acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Parent hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Parent’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against the Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to the Parent in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of the Parent and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the Notes, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Parent shall make payment to the Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at the Parent’s request and expense, execute and deliver to the Parent appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Parent of an interest in the Guaranteed Obligations resulting from such payment made by the Parent pursuant to this Guaranty.

SECTION 7.05. Subordination. The Parent hereby subordinates any and all debts, liabilities and other obligations owed to the Parent by the Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.05:

(a) Prohibited Payments, Etc. Except during the continuance of an Event of Default under (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Parent may receive regularly scheduled payments from the Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), however, unless the Required Lenders otherwise agree, the Parent shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to the Borrower, the Parent agrees that the Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before the Parent receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Parent shall, if the Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Parent under the other provisions of this Guaranty.

(d) Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to the Borrower), the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Parent, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Parent (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

SECTION 7.06. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Parent, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.

SECTION 7.07. Release. Notwithstanding anything to the contrary provided herein or in any other Loan Document, upon the occurrence of the Separation Date, the Parent shall be released from all of its obligations under this Article VII, shall have no further liability or obligation whatsoever hereunder or under any other Loan Document, shall no longer constitute a guarantor for any purpose under the Loan Documents, and each of the provisions applicable to the Parent set forth in each of the Loan Documents (including the subordination provisions in Section 7.05) shall automatically cease to apply thereto.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. Each of the Lenders hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions . The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Borrower or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04. Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Effective Date, the Funding Date, the Revolving Credit Availability Date, the making of an Advance or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the occurrence of the Effective Date, the Funding Date, the Revolving Credit Availability Date, the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required

Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Borrower and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. Except as provided in clauses (c) and (d) below, no amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) release the Parent from its obligations under Article VII (other than as provided in Section 7.07), or (iv) amend this Section 9.01; (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable to such Lender or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder; (c) no amendment, waiver or consent shall, unless in writing and signed by the Required Term Lenders, waive any of the conditions specified in Section 3.02; and (d) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Credit Lenders, waive any of the conditions specified in Section 3.03 or Section 3.04; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document and, (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any other Borrower, to the Borrower at 1710 SAIC Drive McLean, VA 22102, Attention of Paul E. Levi (Facsimile No. 703-676-5627; Telephone No. 703 676-2283);

(ii) if to the Agent, to Citibank at Building #3, 1615 Brett Road, New Castle, Delaware 19720 Attention of Bank Loan Syndications (Facsimile No. (212) 994-0961; Telephone No. (302) 894-6010;

(iii) if to Bank of America, N.A. in its capacity as Issuing Bank, to it at 315 Montgomery Street – 6th Floor, San Francisco, CA 94014, Attention of Albert Wheeler (Facsimile No. 415-913-2356; Telephone No. 415-913-4761), and if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Borrower at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a member of the Consolidated Group, or violation of or liability under any Environmental Law by or of any member of the Consolidated Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Advances and the Available Amount of all outstanding Letters of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(f).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit, or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than five Business Days after demand therefor.

(f) Breakage. If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by the Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Borrower such excess.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.05. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Advances owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility or any unfunded Commitments with respect to the Term Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Advances to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Issuing Bank shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04 and remain liable under Section 9.04(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Issuing Bank or the Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.04(d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in 9.01(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 9.04(f) and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the

Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person shall, to the extent permitted by law, use its commercially reasonable efforts to promptly inform the Borrower of such disclosure and to ensure that such Information is accorded confidential treatment; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.10. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Committed Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Committed Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Borrower such excess.

SECTION 9.13. Jurisdiction, Etc. (b) Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.14. Substitution of Currency. If a change in any Committed Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Borrower) to be necessary to reflect the change in currency and to put the Lenders and the Borrower in the same position, so far as possible, that they would have been in if no change in such Committed Currency had occurred.

SECTION 9.15. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Letter of Credit); (c) validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.16. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.17. Other Relationships; No Fiduciary Duty. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications. The Borrower also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates have advised and are advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

SECTION 9.18. Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in the Section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SAIC GEMINI, INC.

By	/s/ John R. Hartley
	Name:	John R. Hartley
	Title:	CFO

SAIC, INC.

By	/s/ Mark W. Sopp
	Name:	Mark W. Sopp
	Title:	EVP, CFO

CITIBANK, N.A., as Agent

By	/s/ Susan Olsen
	Name:	Susan Olsen
	Title:	Vice President

Initial Lenders

CITIBANK, N.A.

By	/s/ Susan Olsen
	Name:	Susan Olsen
	Title:	Vice President

BANK OF AMERICA, N.A.

By	/s/ Kenneth J. Beck
	Name:	Kenneth J. Beck
	Title:	Director

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Matthew Sawyer
	Name:	Matthew Sawyer
	Title:	SVP

SUNTRUST BANK

By	/s/ Keith Cox
	Name:	Keith Cox
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Joyce P. Dorcsett
	Name:	Joyce P. Dorcsett
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By	/s/ Scott Santa Cruz
	Name:	Scott Santa Cruz
	Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Maria Iarriccio
	Name:	Maria Iarriccio
	Title:	Vice President

THE BANK OF NOVA SCOTIA

By	/s/ Christopher Usas
	Name:	Christopher Usas
	Title:	Director

THE NORTHERN TRUST COMPANY

By	/s/ Lisa DeCristofaro
	Name:	Lisa DeCristofaro
	Title:	VP

FIRST TENNESSEE BANK

By	/s/ Duncan S. Owen III
	Name:	Duncan S. Owen III
	Title:	Senior Vice President

SCHEDULE I

SAIC GEMINI, INC.

FIVE YEAR CREDIT AGREEMENT

COMMITMENTS

Name of Initial Lender	Revolving Credit Commitment	Letter of Credit Commitment	Term Commitment
Citibank, N.A.	$26,428,571.43		$66,071,428.57
Bank of America, N.A.	$26,428,571.43	$15,000,000.00	$66,071,428.57
PNC Bank, National Association	$26,428,571.43		$66,071,428.57
SunTrust Bank	$26,428,571.43		$66,071,428.57
U.S. Bank National Association	$26,428,571.43		$66,071,428.57
Wells Fargo Bank, National Association	$26,428,571.43		$66,071,428.57
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$18,571,428.57		$46,428,571.43
The Bank of Nova Scotia	$10,000,000.00		$25,000,000.00
The Northern Trust Company	$7,142, 857.14		$17,857,142.86
First Tennessee Bank	$5,714,285.71		$14,285,714.29

Total:	$200,000,000.00	$15,000,000.00	$500,000,000.00

SCHEDULE 4.01(m)

Subsidiaries

SAIC, Inc.: Science Applications International Corporation (Delaware) and SAIC Gemini, Inc. (Delaware).

SAIC Gemini, Inc.: SAIC International Holdings, Inc.

SCHEDULE 5.03(a)

Existing Liens

None

SCHEDULE 5.03(g)

Existing Subsidiary Indebtedness

None

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT NOTE

U.S.$	Dated: , 2013

FOR VALUE RECEIVED, the undersigned, SAIC GEMINI, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to                                          (the “Lender”) and its registered assigns for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of June 27, 2013 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Termination Date applicable to the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Revolving Credit Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

SAIC GEMINI, INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Credit Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT A-2 - FORM OF

TERM NOTE

U.S.$	Dated: , 2013

FOR VALUE RECEIVED, the undersigned, SAIC GEMINI, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to                                          (the “Lender”) and its registered assigns for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Term Commitment in figures] or, if less, the aggregate principal amount of the Term Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of June 27, 2013 among the Borrower, the Lender and certain other lenders parties thereto, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Term Loan Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Term Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 388 Greenwich Street, New York, New York 10013, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Term Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Term Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Term Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

SAIC GEMINI, INC.

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

2

EXHIBIT B - FORM OF NOTICE OF

BORROWING

Citibank, N.A., as Agent

    for the Lenders parties

    to the Credit Agreement

    referred to below

    1615 Brett Road, Building #3

    New Castle, Delaware 19720

[Date]

Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

The undersigned, SAIC Gemini, Inc., refers to the Credit Agreement, dated as of June 27, 2013 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Proposed Borrowing is made under the [Term][Revolving Credit] Facility.

(ii) The Business Day of the Proposed Borrowing is             , 20    .

(iii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

(iv) The aggregate amount of the Proposed Borrowing is $             ][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].

[(v) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is              month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in the last sentence of subsection (e) thereof and in subsection (g)(i) thereof) are correct on and as of such date, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such date on and after giving effect to, the Proposed Borrowing; and

(B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

SAIC GEMINI, INC.

By
Title:

2

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	SAIC Gemini, Inc.

4.	Administrative Agent:	Citibank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of June 27, 2013 among SAIC Gemini, Inc., the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the other agents parties thereto
6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Advances for all Lenders[8]	Amount of Commitment/ Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[9]		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][10]

[5]	List each Assignor, as appropriate.
[6]	List each Assignor, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Commitment,” etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

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Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

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[Consented to and][13] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:][14]
[NAME OF RELEVANT PARTY]

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[14]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in

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payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT D - FORM OF

OPINION OF COUNSEL

FOR THE LOAN PARTIES

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SAIC Gemini, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:              , 20[    ]

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SAIC Gemini, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:              , 20[    ]

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EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SAIC Gemini, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:              , 20[    ]

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EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SAIC Gemini, Inc., and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:              , 20[    ]

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